                                                                                                  ----------------------------------
                                                                                                             OMB APPROVAL
                                                                                                  ----------------------------------
                                                                                                   OMB NUMBER:            3235-0104
                                                                                                   EXPIRES:      SEPTEMBER 30, 1998
                                                                                                   ESTIMATED AVERAGE BURDEN
                                                                                                   HOURS PER RESPONSE. . . . . .0.5
                                                                                                  ----------------------------------

--------                                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                           Washington, D.C. 20549
--------
                                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)          Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*              2.  Date of Event        4.  Issuer Name and Ticker or Trading Symbol
                                                           Requiring Statement
     Chang                  Sam                            (Month/Day/Year)
------------------------------------------------------                         -----------------------------------------------------
     (Last)               (First)             (Middle)          6/28/99         5.  Relationship of Reporting Person(s) to Issuer
                                                                                          (Check all applicable)
                                                      -------------------------
  c/o Avant! Corporation                               3.  IRS or Social                    Director               10% Owner
  46871  Bayside Parkway                                   Security Number of        -----                  -----
------------------------------------------------------     Reporting Person          XX     Officer (give          Other (specify
                          (Street)                         (Voluntary)               -----  title below)    -----  below)


    Fremont                 CA                94538                                            HEAD OF FINANCE

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     (City)               (State)             (Zip)
                                                                         TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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---------------------------------------------
 6.  If Amendment, Date of
     Original
     (Month/Day/Year)

---------------------------------------------
 7.  Individual or Joint/Group
     Filing (Check Applicable Line)

 X   Form filed by One Reporting Person
---
     Form filed by More than One Reporting
---  Person
---------------------------------------------


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1.   Title of Security                             2.  Amount of Securities       3.  Ownership          4.   Nature of Indirect
     (Instr. 4)                                        Beneficially Owned             Form: Direct            Beneficial Ownership
                                                       (Instr. 4)                     (D) or Indirect         (Instr. 5)
                                                                                      (I) (Instr. 5)
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
Common Stock                                                   1000                         D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).                                                    (over)
                                                                 SEC 1473 (7-96)


FORM 3 (CONTINUED)
                  TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.   Title of Derivative Security        2.  Date Exercisable      3.  Title and Amount of Securities
     (Instr. 4)                              and Expiration Date       Underlying Derivative Security
                                             (Month/Day/Year)          (Instr. 4)


                                        -----------------------------------------------------------------------

                                         Date         Expiration                                    Amount or
                                         Exercisable  Date                      Title               Number of
                                                                                                    Shares

---------------------------------------------------------------------------------------------------------------
Stock Option                             (1)          4/26/09      Common Stock                     80,000
---------------------------------------------------------------------------------------------------------------

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

------------------------------------------------------------------------
 4.  Conver-     5.  Owner-          6.  Nature of Indirect
     sion or         ship Form           Beneficial Ownership
     Exercise        of Deriva-          (Inst. 5)
     Price of        tive Security;
     Deri-           Direct (D) or
     vative          Indirect (I)
     Security        (Instr. 5)
------------------------------------------------------------------------
  $14,375                D
------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

Explanation of Responses: (1) 25% of the shares become vested and exercisable 1 year from the grant date and the balance in 36 equal monthly installments thereafter. Granted 4/27/99.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                       /s/ Sam Chang                             7/13/99
        ---------------------------------------------      ---------------------
              ** Signature of Reporting Person                     Date

Note:   File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient. SEE Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2
                                                                 SEC 1473 (7-96)